Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (Nos. 333-251245 and 333-226446) and Registration Statement on Form S-3 (No. 333-233566) of Focus Financial Partners Inc. (the “Company”) of our reports dated February 19, 2021, relating to the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10 K of the Company for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 19, 2021